Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings

April 15, 2010	For immediate release

For more information contact: Steve Marsh, President and CEO at (802)-334-7915

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the first quarter ended March 31, 2010, of $938,912 or $0.20 per common share, compared to $683,253 or $0.14 per common share for the first quarter ended March 31, 2009.

Total assets at the end of the quarter were $508,071,505 compared to $505,287,097 at year end and $485,601,944 at the end of the quarter a year ago.

In commenting on the Company’s growth and earnings performance, President and CEO Stephen Marsh said that first quarter earnings were positively impacted by the historic low interest rate environment which has allowed the bank to fund its balance sheet with lower cost funds. These funds were used in the expansion of the loan portfolio from $363,616,299 at March 31, 2009, to $384,133,217 at quarter end 2010.

“The entire team at Community National Bank is working extremely hard to provide all of our stakeholders a quality product at a fair price. I believe that our team was very successful in achieving that goal in the first quarter, and I look forward to their combined successes throughout the year,” Marsh said.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.